Exhibit 10.27

MASTER LOAN PURCHASE AND SALE AGREEMENT

dated as of March 30, 2010

by and between

WALKER & DUNLOP, LLC
as Seller and as Initial Servicer,

and

KEMPS LANDING CAPITAL COMPANY, LLC,
as Buyer

i

TABLE OF CONTENTS

(continued)

EXHIBITS AND SCHEDULES

Appendix A	Definitions

Schedule I	Seller Eligibility Representations and Warranties
Schedule II	Perfection Representations, Warranties and Covenants
Schedule III	Representations, Warranties and Covenants
Schedule IV	Covenants
Schedule V	Defaults and Remedies

Exhibit A	Form of Term Sheet
Exhibit B	Form of Purchase Request
Exhibit C	Form of Power of Attorney
Exhibit D	Form of Notice to Approved Investor
Exhibit E	Pre-Closing Package Documentation
Exhibit F	Form of Seller’s Title Insurance Certification
Exhibit G	Confirmation of Bailee Arrangement
Exhibit H	Delivery Process Outline
Exhibit I	Form of Certification Regarding Purchase Commitment
Exhibit J	Form of Enforceability Opinion
Exhibit K	Notice Addresses

ii

MASTER LOAN PURCHASE AND SALE AGREEMENT

THIS MASTER LOAN PURCHASE AND SALE AGREEMENT (this “Agreement”), is made and entered into as of March 30, 2010 by and between WALKER & DUNLOP, LLC as seller (in such capacity, “Seller”) and as initial servicer (in such capacity, “Servicer”) and KEMPS LANDING CAPITAL COMPANY, LLC as buyer (“Buyer”).

WITNESSETH

WHEREAS, from time to time, Seller may desire to sell, and Buyer may desire to purchase, multifamily Mortgage Loans which were originated by Seller and which are or will be the subject of this Agreement.

NOW THEREFORE, in consideration of the above premises and of the mutual agreements contained herein, and intending to be legally bound, Seller, Buyer and Servicer each agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. Certain capitalized terms used in the above recitals and in this Agreement are defined in and shall have the respective meanings assigned to them in (or by reference in) Appendix A to this Agreement. All references herein to “the Agreement” or “this Agreement” are to this Master Loan Purchase and Sale Agreement as it may be amended, supplemented or modified from time to time, the exhibits and attachments hereto and the capitalized terms used herein which are defined in such Appendix A, and all references herein to Articles, Sections and subsections are to Articles, Sections or subsections of this Agreement unless otherwise specified. The rules of construction and usage set forth in such Appendix A shall be applicable to this Agreement.

ARTICLE II
PURCHASE AND SALE OF THE LOANS

Section 2.01 Procedures.

(a)           General Procedures for Purchases of Eligible Loans.

(i)            Sale of Mortgage Loans. From time to time, Seller may sell, transfer, assign, set over and convey to Buyer, and, subject to the conditions herein, Buyer may, in its sole discretion, purchase, without recourse, but subject to the terms and conditions of this Agreement, all right, title and interest of Seller in, and to, a Mortgage Loan and all related Transferred Assets (as defined below). In connection with each Purchase of a Mortgage Loan pursuant to the terms hereof, Seller shall be deemed to make, and hereby makes, as of the applicable Purchase Date for the benefit of Buyer and its assigns, the representations and warranties set forth in Section 2 of Schedule I in respect of each such Mortgage Loan.

(ii)           Rights of Ownership. From and after the related Purchase Date all rights arising with respect to each Mortgage Loan sold hereby, including all funds received on or in connection with each such Mortgage Loan, shall be received and held by Servicer, in trust for the benefit of Buyer and its assigns.

(iii)          Conditions to Each Sale. With respect to any Mortgage Loan that Buyer agrees to purchase, Buyer’s purchase of such Mortgage Loan shall be subject to satisfaction of each of the following conditions as of the related Purchase Date:

(A)          the related Purchase Request is valid on its face, is complete (including the Purchase Agreement Supplement attached thereto and whether in physical or, if applicable, in electronic form);

(B)           such Mortgage Loan is an Eligible Loan;

(C)           Seller has provided a written certification, in the form attached hereto as Exhibit I (as such exhibit may be updated from time to time by Buyer), that such Mortgage Loan is subject to, and in compliance with, an effective Purchase Commitment issued by the Approved Investor;

(D)          all of the representations and warranties of Seller and Servicer contained in Schedule I and in Schedule III of this Agreement with respect to each such Mortgage Loan are true and correct;

(E)           Seller is not in violation of any covenant or other obligation set forth in Schedule IV of this Agreement;

(F)           no Default or event which, but for the lapse of time or the giving of notice or both, would constitute a Default exists;

(G)           no Material Adverse Event has occurred;

(H)          a national title company or Closing Agent was used with respect to such Mortgage Loan and all of the required Closing Agent Approval Documents for such Mortgage Loan have been executed and received by Buyer;

(I)            Seller has assisted Buyer in obtaining insured Closing Protection Letters from each Closing Agent;

(J)            Unless previously delivered to Buyer, Seller has provided, or caused to be provided, a full errors and omissions and fidelity bond policy in a minimum amount of $3,000,000 (or such other amount as the Approved Investor may require) listing Buyer as direct loss payee;

(K)          Buyer has received an executed bailee letter with respect to the related Mortgage Documents from Closing Agent in form and substance satisfactory to Buyer;

(L)           Buyer has countersigned the related Purchase Request (including the Purchase Agreement Supplement attached thereto) and delivered such countersigned Purchase Request to Seller;

(M)         Unless previously delivered to Buyer, Seller has provided opinions of Seller’s counsel with respect to (i) corporate/enforceability matters substantially in the form of Exhibit J and (ii) true sale matters from outside counsel, each such opinion shall be in form satisfactory to Buyer in it its sole discretion; and

(N)          Buyer has sufficient funds to purchase such Mortgage Loan.

(iv)          Notice to Buyer of Intended Sale. On any Business Day, Seller may deliver a Purchase Request with respect to a Mortgage Loan that Seller intends to sell to Buyer. Seller shall transmit such Purchase Request to Buyer as directed from time to time by Buyer. Such Purchase Request shall serve as notice to Buyer of Seller’s intention to sell the Mortgage Loan described therein to Buyer on the related Purchase Date. Each Purchase Request prepared by Seller shall be complete and in appropriate form (including the Purchase Agreement Supplement attached thereto), shall be signed (electronically, if applicable) by an authorized Officer and shall include all of the information set forth on Exhibit B. Any Person that submits a Purchase Request electronically with a valid password shall be deemed to be an authorized Officer with full authority to submit such Purchase Request and such submission shall be binding on Seller.

(v)             Notice to Approved Investor of Intended Sale. In connection with each Purchase Request delivered to Buyer, Seller shall deliver to the Approved Investor:

(A)          A “Notice of Acquirer Funding” in the form attached hereto as Exhibit D (as such exhibit may be updated from time to time by Buyer); and

(B)           A pre-closing package including the related documents set forth on Exhibit E (as such exhibit may be updated from time to time by Buyer).

(vi)            Approval of Purchase Request. Within two (2) Business Days after Buyer’s receipt of (i) a fully completed Purchase Request with all attachments thereto and such other information and documents as Buyer shall request in its sole discretion in connection with its review of such materials from Seller and (ii) an Acceptance Notice from the Approved Investor, Buyer shall use commercially reasonable efforts to either (A) countersign such Purchase Request

(including the Purchase Agreement Supplement attached thereto) evidencing Buyer’s approval of the proposed Purchase (which may be given or denied in its sole discretion) and return the countersigned Purchase Request to Seller or (B) deny such Purchase Request. If Buyer fails to affirmatively notify Seller of its approval or denial of the proposed Purchase by the end of such two (2) Business Day period, then Buyer shall be deemed to have denied Seller’s request for such Purchase.

(vii)       Consummation of Sale. Subject to the terms and conditions hereof, if Buyer in its sole discretion agrees to purchase a Mortgage Loan, Buyer will cause to be transferred funds therefor to the appropriate Closing Agent on the applicable Purchase Date. Upon execution of the related Purchase Request (including the Purchase Agreement Supplement attached thereto) by Buyer, transfer of the related Seller Purchase Price therefore and authorization from Buyer to Closing Agent to release such funds, Seller shall have sold, assigned, transferred, set over and conveyed to Buyer and Buyer shall have bought, purchased, received and accepted (A) all of Seller’s right, title and interest in, and under such Mortgage Loan identified on such Purchase Request, including the security interest created thereby and the related Mortgage, (B) all Collections on account thereof due on or with respect to such Mortgage Loan on and after the applicable Purchase Date, (C) all fire and extended coverage insurance policies and binders relating to the Mortgaged Property for the benefit of the creditor of such Mortgage Loan, (D) the related Mortgage Documents, (E) the rights and benefits of, but not the obligations of, Seller under the related Purchase Commitment and (F) all proceeds in any way derived from any of the foregoing on or after the Purchase Date, all upon the terms and conditions set forth herein (collectively, the “Transferred Assets”).

(viii)        Instructions. Seller understands that all instructions under this Agreement are to be delivered to Buyer’s address listed on Exhibit K.

Section 2.02 Delivery of Original Mortgage Documents.

(a)           For each Mortgage Loan sold to Buyer hereunder, Seller shall cause the related Closing Agent, on behalf of Seller, to deliver to the Approved Investor (for receipt by the Approved Investor no later than one (1) Business Day after such Purchase Date), with copies to Buyer, or as otherwise directed by Buyer, the following documents with respect to such Mortgage Loan, whether in physical or electronic form, as applicable:

(i)            The original Mortgage Note bearing all intervening endorsements, if any (which may only be on an allonge to the extent permitted by the Approved Investor Guides), endorsed as follows “Pay to the order of              , without recourse”. The original Mortgage Note shall be accompanied by any riders or exhibits required or approved by the Approved Investor in connection with the origination of the related Mortgage Loan; and

(ii)           The original of each guaranty (e.g., a completion guaranty, rental achievement guaranty, etc.) and each credit enhancement (e.g., a letter of credit or pledge of collateral), if any, required by the related Purchase Commitment or otherwise obtained.

(b)              On or prior to the Purchase Date for each Mortgage Loan sold to Buyer hereunder, Seller shall execute an Assignment of Mortgage naming the Approved Investor as assignee of the related Mortgage, shall cause such Assignment of Mortgage to be recorded in the applicable recording office and shall file such UCC financing statements as are necessary to effect such Assignment of Mortgage. As soon as practicable after such Assignment of Mortgage is returned by the applicable recording office but, in any event, no later than the time required in order to comply with the Delivery Process Outline attached hereto as Exhibit H (if delivery by a certain time is required in order to comply therewith), Seller shall cause the related Closing Agent to deliver the original of such Assignment of Mortgage with evidence of recording thereon to the Approved Investor. As soon as practicable after receiving evidence of filing with respect to such UCC financing statements but, in any event, no later than the time required in order to comply with the Delivery Process Outline attached hereto as Exhibit H (if delivery by a certain time is required in order to comply therewith), Seller shall cause the related Closing Agent to deliver copies of such UCC financing statements with evidence of filing thereon to the Approved Investor. In addition, on the Purchase Date for such Mortgage Loan, Seller shall cause the related Closing Agent, on behalf of Seller, to deliver to Buyer an original executed Assignment of Mortgage, in recordable form, naming Buyer as assignee of the related Mortgage.

(c)               In addition to the foregoing, Seller shall comply with all notification, delivery, timing and other requirements set forth in, or otherwise reasonably necessary to achieve the terms of, (i) the Delivery Process Outline attached hereto as Exhibit H and (ii) any provisions referencing Buyer or the Master Purchase Agreement which may be set forth in the related Purchase Commitment.

(d)              Notwithstanding the foregoing, in the event that Buyer notifies Seller that the Approved Investor has failed to purchase a Mortgage Loan to be sold to the Approved Investor, Seller shall cause to be delivered to Buyer as soon as practicable thereafter any Mortgage Documents which have yet to be delivered to the Approved Investor.

Section 2.03 Nature of Sale; Security Interests.  Seller and Buyer intend that the conveyance of Seller’s right, title and interest in and to the Mortgage Loans and related Transferred Assets pursuant to this Agreement shall constitute a purchase and sale of the Transferred Assets and not a pledge of security for a loan and shall so record such conveyance on its respective books and records. If, notwithstanding the intent of the parties hereto, such conveyance is deemed to be a pledge of security for a loan, or, ever characterized by applicable law as a financing, then for value received, Seller promises to pay to Buyer the Aggregate Repurchase Amount according to this Agreement. Seller also intends and agrees that, in such event, (i) Seller shall be deemed to have granted to Buyer, and Seller does hereby grant to Buyer, a first priority security interest in Seller’s entire right, title and interest in and to the Transferred Assets and this Agreement shall constitute a security agreement under applicable law and (ii) in furtherance thereof, will execute and deliver (A) the UCC financing statements, if requested by Buyer, in order to perfect Buyer’s Liens in all of the Transferred Assets and (B) a power of attorney, substantially in the form of Exhibit C, appointing NattyMac LLC, with full power of substitution, for the purpose of taking such action and executing agreements, instruments and other documents, in the name of Seller, as set forth therein, which appointment is coupled with an interest and is irrevocable. In addition, irrespective of whether such conveyance is deemed to be a pledge of security for a loan, or, ever characterized by applicable law as a financing, Seller hereby pledges all of its right, title, and interest in, to and under and grants a separate first priority lien on, and security interest in, the Seller Account to Buyer to secure the payment and performance by Seller of all amounts or obligations owing to Buyer pursuant to this Agreement. Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York and Seller shall have all of the rights and may exercise all of the remedies of a debtor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, may cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements naming Seller as debtor and Buyer as secured party and (b) Seller shall from time to time take such further actions as may be requested by the Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder).

Section 2.04 Termination.  No further Purchases are intended to be made hereunder on and after the Stated Termination Date. If for any reason, in Buyer’s sole discretion, Buyer Purchases a Mortgage Loan from Seller after the Stated Termination Date, then such Purchased Mortgage Loan shall be subject to the terms and conditions of this Agreement. Buyer may, with one (1) Business Day’s prior written notice to Seller, terminate this Agreement without cause; provided however, such termination shall not affect the parties’ respective obligations with respect to any Mortgage Loans already purchased by Buyer or for which a Purchase Request has been approved by Buyer. Upon any such termination, at Buyer’s election, Seller shall continue to provide servicing and otherwise facilitate sales of the Mortgage Loans to the Approved Investor or any other Mortgage Loan Buyer.

Section 2.05 No Obligation.  Notwithstanding anything to the contrary in this Agreement, Buyer assumes no obligations of Seller or Servicer under any Purchase Commitment or other Transferred Asset, if any, all of which shall remain with Seller or Servicer following the sale hereunder.

ARTICLE III
TERMS OF EACH PURCHASE

Section 3.01 Terms and Conditions.  The terms and conditions relating to each of the Mortgage Loans sold hereunder shall be set forth in the related Purchase Request. Each Purchase Request shall be deemed to be controlling as to the related terms and provisions of the Purchase of a Mortgage Loan, absent manifest error, without regard to any other oral or written communication between Buyer and Seller with respect to the Purchase of such Mortgage Loan. With respect to the Purchase or Repurchase of a Mortgage Loan, in the event of any conflict between the terms and the provisions of this Agreement and the terms and provisions of the related Purchase Request (including the Purchase Agreement Supplement attached thereto), the terms and provisions of this Agreement shall prevail over the terms and provisions of the related Purchase Request (including the Purchase Agreement Supplement attached thereto).

Section 3.02 Disbursement Amount.  On each Purchase Date, Buyer shall cause payment in immediately available funds to be delivered to the related Closing Agent and/or other applicable payoff designee on behalf of and at the direction of Seller, in amounts, with respect to such Mortgage Loan, equal to the Seller Purchase Price therefor. Buyer shall debit the Seller Account pursuant to Section 3.06(d) for any amounts to be delivered to the related Closing Agent in excess of the Seller Purchase Price.

Section 3.03 Buyer’s Fees.  Seller shall pay to Buyer the file fees, the transaction fees, the wire fees, the acceptance fee and any other fees, charges or expenses set forth in the Term Sheet and any other custodial or other fees separately agreed to by Seller and Buyer in writing.

Section 3.04 Deferred Purchase Price.  Buyer will pay Seller a Deferred Purchase Price (or Seller will pay Buyer the absolute value if the Deferred Purchase Price is negative) for each Eligible Loan sold to Buyer hereunder upon the sale of such Eligible Loan by Buyer or its assignee (other than to an affiliate of Buyer); provided, that the Deferred Purchase Price shall not be paid (x) in respect of any Mortgage Loan Repurchased hereunder by Seller or (y) in respect of any sale of any Mortgage Loan by Buyer if (i) Seller is not then in compliance with all of its repurchase obligations with respect to all Mortgage Loans sold by Seller hereunder in accordance with Section 3.05, or (ii) a Default or event which, but for the lapse of time or the giving of notice or both, would constitute a Default shall then exist; provided, however, that with respect to each event in clause (y), the Buyer shall hold the Deferred Purchase Price and if the Seller is in compliance with all of its repurchase obligations or the Default or event which would give rise to a Default is cured, as applicable, at which time the Buyer shall then remit the Deferred Purchase Price to the Seller, less any reasonable expenses incurred by Buyer due to Seller’s non-compliance or Default.

Section 3.05 Seller Payment Amounts.

(a)           Upon the earlier of discovery by Seller, Buyer or any of their respective assignees of a breach of any of the representations and warranties set forth on Schedule I or Schedule II, without regard to any limitation set forth in such representation or warranty concerning the knowledge of Seller as to the facts stated therein, which materially and adversely affects the value of the Mortgage Loans or the interest therein of Buyer or its assignees (or which materially and adversely affects the interest of Buyer or its assignees in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), Seller shall commence commercially reasonable efforts to promptly cure such breach in all material respects and if such breach is not cured within 15 days, Seller shall immediately Repurchase all affected Mortgage Loans by remitting to Buyer an amount equal to the related Repurchase Amount; provided, that Seller shall within two (2) Business Days, Repurchase all affected Mortgage Loans in connection with a breach of any of the Approved Investor Eligibility Representations. For the avoidance of doubt, any non-compliance with any of the representations and warranties contained in Section 2 of Schedule I that has the effect of reducing the value of the related Mortgage Loan or the underlying Mortgaged Property by $10,000 or more shall be deemed to materially and adversely affect the value of the Mortgage Loan or interest of Buyer or its assignees therein.

(b)           Upon the earlier of discovery by Seller, Buyer or any of their respective assignees of a breach of any of Seller’s obligations under Section 2.02, Seller shall commence commercially reasonable efforts to promptly cure such breach in all material respects and if such breach is not cured within 15 days, Seller shall immediately Repurchase the related Mortgage Loan by remitting to Buyer an amount equal to the related Repurchase Amount.

(c)           In addition to the obligations set forth in Section 3.05(a) and (b), Seller shall indemnify Buyer and its assigns, to the fullest extent permitted by applicable law, from and against any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, liabilities, costs or expenses, including interest, penalties, reasonable attorneys’ fees and other related and reasonable professional fees and expenses of any nature whatsoever, asserted against, or paid, suffered or incurred, by Buyer or its assigns and resulting from or arising out of a breach of its representations and warranties contained in this Agreement (including the Schedules hereto), but only to the extent such out-of-pocket costs and expenses are not attributable to credit losses on the Mortgage Loans and are not otherwise included in the Repurchase Amount. It is understood and agreed that the obligations of Seller set forth in this Section 3.05 to cure or to purchase a Mortgage Loan and to indemnify Buyer and its assigns constitute the sole remedies of each such Person respecting a breach of the representations and warranties contained in this Agreement (including the Schedules hereto). The obligations of Seller under this Section 3.05 shall survive the delivery and purchase of each Mortgage Loan, liquidation of such Mortgage Loan giving rise to any indemnification claim, and the termination of this Agreement.

(d)           In addition to and separate and apart from the indemnification obligations set forth in Section 3.05(c), Seller shall pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Buyer in enforcing Buyer’s rights under this Agreement, or in collecting any or all of the obligations of Seller under this Agreement.

Section 3.06 Seller Account.  (a) Seller shall (i) on or prior to the first Purchase Date, create and maintain as security for Seller’s obligations under this Agreement (and not as security for the performance of the Eligible Loans) a deposit account with an Eligible Institution, as directed by and in the name of Buyer, subject to the terms and conditions of this Agreement (the “Seller Account”), (ii) on or prior to each Purchase Date, deposit into the Seller Account as security for Seller’s obligations under this Agreement (and not as security for the performance of the Eligible Loans) fifty percent (50%) of the Minimum Interest Amount with respect to the related Mortgage Loan; provided, that if Seller provides evidence satisfactory to Buyer, in Buyer’s sole discretion, that the Approved Investor will purchase such Mortgage Loan at an amount equal to or greater than Seller Purchase Price (a “Purchase Price Premium”), Seller shall agree to a lesser deposit to reflect such Purchase Price Premium (“Prepayment Amount”), (iii) until the date when all Mortgage Loans purchased hereunder have been sold or repurchased, not withdraw any amount from the Seller Account if such withdrawal would cause the balance on deposit in the Seller Account to be less than the aggregate Minimum Interest Amount with respect to all Mortgage Loans purchased by Buyer pursuant to this Agreement and owned by Buyer as of the date of such withdrawal, (iv) pay all fees and expenses charged by the Eligible Institution to maintain the Seller Account and (v) be entitled to the balance of the Seller Account (i.e. withdraw it to a zero balance) when all Mortgage Loans purchased hereunder have been sold or repurchased and all other payment obligations of the Seller hereunder have been satisfied on the Stated Termination Date.

(b)           Buyer shall cause to be deposited into the Seller Account any Deferred Purchase Prices due to Seller and payable by Buyer under this Agreement and shall notify Seller of such deposit, whereupon Buyer shall notify the Eligible Institution of such permitted debits and Seller may debit the Seller Account for such amounts.

(c)           Seller hereby authorizes Buyer to debit the Seller Account and deposit into the Settlement Account for (i) any amounts due Buyer and payable by Seller or Servicer under this Agreement, including any Collections covered by clause (e) of the “Repurchase Amount” definition and (ii) any other fees or other amounts payable by Seller.

(d)           Buyer shall cause to be deposited into the Seller Account the amount, if any, by which the Seller Purchase Price exceeds the amounts to be delivered (as directed by Seller) to the related Closing Agent, whereupon Seller may debit the Seller Account for such amount (unless there are any amounts then due and payable by Seller to Buyer hereunder).

(e)           Buyer hereby authorizes Seller to debit the Seller Account for amounts on deposit in the Seller Account in excess of the aggregate Minimum Interest Amount with respect to all Mortgage Loans purchased by Buyer pursuant to this Agreement and owned by Buyer as of the date of such debit (including, without limitation, amounts deposited into the Seller Account pursuant to Section 3.06(a) with respect to Mortgage Loans no longer owned by Buyer as of the date of such debit, amounts described in Section 3.06(b) and amounts described in Section 3.06(e)) and Buyer shall notify the Eligible Institution with which the Seller Account has been established of such authorization.

ARTICLE IV
SERVICING

Section 4.01 Servicing of the Mortgage Loans.

(a)           Servicer shall act as an independent contractor of Buyer in its activities as Servicer hereunder. Servicer shall service and administer each Mortgage Loan on behalf of Buyer on an interim basis in accordance with (i) Servicer’s standard and customary servicing practices for the Approved Investor’s multifamily Mortgage Loans and, in any event, in accordance with accepted and prudent mortgage loan servicing standards and procedures generally accepted by prudent lenders in the mortgage banking industry for mortgage loans of the same type as such Mortgage Loan and in a manner at least equal in quality to the servicing Servicer provides for multifamily mortgage loans which it owns; and (ii) the Approved Investor Guides and (iii) the related Purchase Commitment, provided that, Servicer shall at all times comply with applicable law and the requirements of any applicable insurer or guarantor so that the insurance and any applicable guarantee in respect of such Mortgage Loan is not voided or reduced. Servicer shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans, and Buyer may, at any time during Servicer’s business hours examine and make copies of such records or the Servicing Files. At any time upon Buyer’s request, Servicer shall deliver to Buyer reports regarding the status of the Mortgage Loans or the collateral securing the Mortgage Loans.

(b)           Servicer’s rights to interim service any Mortgage Loan on behalf of Buyer as provided in this Agreement shall terminate on the earlier of the date payment of the Deferred Purchase Price is due under Section 3.04 or the related Repurchase Date for such Mortgage Loan or on the date Buyer sells such Mortgage Loan to the Approved Investor or any other Person. If any Default hereunder occurs (other than pursuant to Section 1(d) of Schedule V) at any time, Servicer’s rights and obligations to service any Mortgage Loan, as provided in this Agreement, shall terminate upon one (1) Business day’s written notice by Buyer; provided, that the termination of such rights and obligations to service any Mortgage Loan shall be in accordance with customary industry practices and all applicable laws and regulations. In the event Servicer is in Default pursuant to clause (d) of the definition of such term, Servicer’s rights and obligations to service any Mortgage Loan, as provided in this Agreement, shall terminate automatically and immediately, without any notice or action by Buyer. In the event that anything in this Agreement is interpreted as constituting one or more interim servicing contracts, each such servicing contract shall terminate in accordance with this Section 4.01(b).

(c)           Buyer hereby agrees that Servicer may retain all Collections in respect of principal and interest received from the related Mortgagor on each Mortgage Loan during the interim servicing period and such amounts shall be offset against any Deferred Purchase Price owed by Buyer to Servicer with respect to such Mortgage Loan to the extent amounts have been so retained; provided, however, that Servicer’s right to retain such amounts is revocable by Buyer at any time and Servicer shall deposit such amounts in the Seller Account prior to such offset upon demand of Buyer.

(d)           Servicer acknowledges and agrees that with respect to each Mortgage Loan sold to the Approved Investor, (i) Servicer shall be compensated for servicing such Mortgage Loan during the interim servicing period through its receipt of the Deferred Purchase Price with respect to such Mortgage Loan which may be paid by Servicer’s retention of Collections in respect of principal and interest received from the related Mortgagor on such Mortgage Loan during the interim servicing period pursuant to Section 4.01(c), (ii) the aggregate amount of such compensation shall be at least equal to the amount of interest income that the related Purchase Commitment provides may be retained by Servicer as compensation for servicing such Mortgage Loan and (iii) the Approved Investor shall have no obligation to compensate Servicer for servicing such Mortgage Loan during the interim servicing period.

(e)              Servicer shall permit Buyer to inspect Servicer’s servicing records and facilities, as the case may be, for the purpose of satisfying Buyer that Servicer has the ability to service the Mortgage Loans as provided in this Agreement.

(f)              With respect to any Mortgage Loan, Buyer has agreed to dispose of such Mortgage Loan to the Approved Investor pursuant to the Master Purchase Agreement; provided that if the Approved Investor defaults or otherwise is unable or unwilling to purchase a Mortgage Loan, then Buyer may dispose of such Mortgage Loan in any manner, irrespective of any Purchase Commitment, without notice to Seller or Servicer.

Section 4.02 Additional Servicing and Administration Powers.  Subject to the servicing standards described in Section 4.01 and any consent of Buyer required by Article V, Servicer shall have full power and authority, acting alone, to do or cause to be done, and shall do or cause to be done, any and all things in connection with such servicing and administration that it may deem necessary and desirable in connection with arranging for the sale and/or Securitization of Mortgage Loans to the Approved Investor or any other Mortgage Loan Buyer, including pursuant to a Purchase Commitment by the Approved Investor (in connection with which Servicer shall confirm to the Approved Investor the representations and warranties set forth in Schedule I or such other representations and warranties as are required by the Approved Investor), and including accepting nominal title to the Mortgage Loans from Buyer for the purpose of immediately thereafter transferring and delivering such Mortgage Loans to the Approved Investor. For any Mortgage Loan to be transferred and delivered to the Approved Investor by Buyer indirectly through Servicer, and solely for such purpose, Buyer shall be deemed to transfer such nominal title to Servicer immediately prior to Servicer’s transfer and delivery.

Section 4.03 Obligations in connection with Sales to the Approved Investor.  In connection with each sale of a Mortgage Loan by Buyer to the Approved Investor, Servicer shall deliver to the Approved Investor such information regarding such Mortgage Loan as the Approved Investor may require and shall otherwise cooperate with the Approved Investor and Buyer to facilitate such sale.

ARTICLE V
LIQUIDATION AND RISK OF LOSS

Section 5.01 Mortgage Loans Declared in Default.  Servicer shall give Buyer prompt written notice if by reason of the occurrence of events specified in the Mortgage Documents with respect to a Mortgage Loan or otherwise, such Mortgage Loan can be declared in default, thereby giving the holder of the Mortgage Loan the right to accelerate the indebtedness and foreclose the related lien and/or security interest. If Buyer provides its written consent to such declaration, Servicer shall declare such Mortgage Loan in default and such Mortgage Loan shall immediately be deemed “in liquidation.” Subject to the direction of Buyer, Servicer shall use its best efforts to promptly and efficiently liquidate the collateral securing the Mortgage Loan or cause the Mortgagor under the Mortgage Loan to bring current any Mortgage Loan that is in liquidation together with all related collateral, subject to the provisions of this Agreement and the Mortgage Documents. Nothing in this Section 5.01 shall be construed, however, as limiting Buyer’s right to take any action it deems necessary to protect its interests in a defaulted

Mortgage Loan, subject to the provisions of this Agreement, the Mortgage Documents and the rights of the Approved Investor.

Section 5.02 Conversion to Liquidation Status Restricted.  Servicer may not declare a Mortgage Loan in default for purposes of converting such Mortgage Loan to “in liquidation” status if (a) Seller shall have notified Buyer, or (b) Buyer shall have notified Seller, that Seller has defaulted in its representations or warranties with respect to such Mortgage Loan. If any Mortgage Loan was declared in default by Servicer, and Buyer subsequently discovers that Seller breached its representations and warranties with respect to such Mortgage Loan (or Seller notifies Buyer of such breach), whether or not such default was a proximate cause of the obligor’s default, the Mortgage Loan shall cease to be treated as an Eligible Loan “in liquidation” and, instead, such Seller shall promptly Repurchase such Mortgage Loan pursuant to Section 3.05 giving credit to payments to or from Buyer in respect of such Mortgage Loan.

Section 5.03 Sale of Mortgage Loans.  Should Servicer fail to sell Mortgage Loans “in liquidation” as required by Section 5.01, Buyer shall direct Servicer as to the time and method of sale, disposition, or other liquidation of such unsold Mortgage Loans, and Servicer shall take all steps required to effect such sale, disposition or liquidation. No Person shall be required to purchase, repurchase, or substitute such Mortgage Loans except as herein provided with respect to Seller in the event of a breach of warranty or representation.

ARTICLE VI
INDEMNIFICATION

Section 6.01 Indemnification.  In addition to any other indemnification provided to Buyer by Seller or Servicer pursuant to this Agreement, each of Seller and Servicer hereby agrees to indemnify, defend and hold harmless Buyer and its affiliates, successors, assigns and each of their officers, directors, employees and agents (collectively, the “Indemnitees”), and each of them, to the fullest extent permitted by applicable law, from and against any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, liabilities, costs or expenses, including interest, penalties, reasonable attorneys’ fees and other related and reasonable professional fees and expenses of any nature whatsoever, asserted against, or paid, suffered or incurred by, any Indemnitee and resulting from or arising out of the breach of or failure to perform any representation, warranty, covenant or other agreement made by Seller or Servicer, as applicable, hereunder (including the Schedules hereto). No Indemnitee is entitled to indemnification for its own gross negligence, willful misconduct, or fraud. The obligations of Seller and Servicer under this Article VI shall survive the delivery and purchase of each Mortgage Loan, liquidation of such Mortgage Loan giving rise to the indemnification claim, and the termination of this Agreement.

ARTICLE VII
MISCELLANEOUS PROVISIONS

Section 7.01 Amendments, Changes and Modifications.  This Agreement may be amended, changed, modified or altered only with the written consent of Buyer, Servicer and Seller by an instrument in writing that specifically refers to this Agreement and that is executed by all parties.

Section 7.02 Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. EACH PARTY HERETO HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY DOCUMENT DELIVERED PURSUANT HERETO BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS RESPECTIVE ADDRESS SPECIFIED AT THE TIME FOR NOTICES UNDER THIS AGREEMENT OR TO ANY OTHER ADDRESS OF WHICH IT SHALL HAVE GIVEN WRITTEN NOTICE TO THE OTHER PARTIES. THE FOREGOING SHALL NOT LIMIT THE ABILITY OF ANY PARTY HERETO TO BRING SUIT IN THE COURTS OF ANY JURISDICTION.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 7.03 Communications.  Unless otherwise stated, a communication to a party to this Agreement must be written to be effective and is deemed given:

(a)           For Purchase Requests only when actually received by Buyer, either in physical or electronic form.

(b)           Otherwise, if by fax, when transmitted to the appropriate fax number, promptly confirmed by telephone.

(c)           Otherwise, if by mail, on the third Business Day after enclosed in a properly addressed, stamped, and sealed envelope deposited in the appropriate official postal service.

For purposes of the foregoing, until changed by written notice to each other party to this Agreement, the address, fax number, telephone number and e-mail address of each party to this agreement shall be as stated on Exhibit J.

Section 7.04 Assignment of Rights to Third Parties.  With respect to any Mortgage Loan, Buyer and any subsequent holder shall have the right, at any time after the Purchase Date, to assign its rights under this Agreement to any subsequent transferee of such Mortgage Loan. Seller acknowledges irrevocably that Buyer may transfer the Mortgage Loans at any time and consents to the assignment, in whole or in part, of this Agreement and all rights hereunder. Seller may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of Buyer. Any such purported assignment, transfer, hypothecation or other conveyance by Seller without the prior express written consent of Buyer shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Seller and Buyer with respect to the transactions contemplated hereby and, except as set forth in this Section 7.04, no Person shall be a third-party beneficiary of any of the terms and provisions of this Agreement.

Section 7.05 Severability.  In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof. Such invalid or unenforceable provision shall be amended, if possible, in order to accomplish the purposes of this Agreement.

Section 7.06 Waivers.  The rights of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

Section 7.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument, and either party hereto may execute this Agreement by signing any such counterparts.

Section 7.08 Survival of Representations and Warranties.  It is understood and agreed that the representations and warranties set forth in Schedules II, III and IV shall survive the sale of each Mortgage Loan to Buyer and delivery of the Mortgage Documents to the Approved Investor, and shall inure to the benefit of Buyer and its assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage Document. Each and every representation and warranty made herein by Seller shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of Seller or Buyer, (ii) the observance or performance of any covenant, agreement or obligation hereunder or (iii) the termination of this Agreement.

Section 7.09 Term of Agreement.  This Agreement shall continue in full force and effect so long as Buyer or any of its affiliates shall own any Mortgage Loans purchased from Seller.

Section 7.10 Integrated Agreement.  This Agreement, the Term Sheet and the documents, instruments and agreements executed and delivered pursuant to this Agreement, constitute the entire agreement between the parties with respect to the subject of the transactions contemplated hereby and supersede all prior letters or agreements with respect thereto. For the avoidance of doubt, Appendix A, Schedules I through V and Exhibits A through J shall be a part of this Agreement for all purposes. The terms set forth in the Term Sheet are hereby expressly incorporated by reference into this Agreement and any reference to this Agreement contained in this Agreement shall be deemed to be a reference to this Agreement as supplemented by the Term Sheet (including, for the avoidance of doubt, for purposes of Schedule V); provided, however, that in the event of any conflict between this Agreement and the Term Sheet, this Agreement shall prevail over the Term Sheet.

Section 7.11 Further Assurances. Seller and Buyer each agree to, at any time and from time to time, execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements and to take such further action as may be necessary or appropriate to effectuate the purposes of this Agreement. Seller further agrees to appoint NattyMac LLC as its lawful attorney-in-fact and to execute and deliver to Buyer a power of attorney substantially in the form of Exhibit C pursuant to Section 2.03.

Section 7.12 Confidentiality. Neither Buyer nor Seller shall disclose any confidential or proprietary information of the other party with respect to such other party that may be in the possession of that party, including (i) such information in the possession of Buyer as to Seller’s financial condition or underwriting guidelines, (ii) such information in the possession of Seller as to any of the Mortgage Loan details with respect to the Mortgage Loans sold to Buyer and any information regarding pricing of any Mortgage Loan proposed to be purchased by Buyer and (iii) any information designated “confidential” or “proprietary” by either party to the other party to any Person who is not a partner, officer, employee, counsel, or agent of such party, except with the consent of such other party, pursuant to a subpoena or order issued by a court of competent jurisdiction, or by a judicial or administrative or legislative body or committee. Confidential information shall not include information which: (x) is in the receiving party’s possession without actual or constructive knowledge of an obligation of confidentiality with respect thereto, prior to disclosure by the disclosing party; (y) is or subsequently becomes part of a public domain through no fault of receiving party; or (z) is disclosed to the receiving party by a third party having no obligation of confidentiality with respect thereto, and provided the receiving party did not know, or reasonably should have know, that such information was wrongfully disclosed by such third parties.

Buyer and Seller agree to regard and preserve, as confidential, all information obtained by or disclosed to either by or at the other’s direction about its customers, including name, address, telephone number, account number, policy information and any list or grouping of customers (“Customer Information”), and to use such Customer Information solely in the manner contemplated and authorized by this Agreement. Each agrees not to disclose and not to permit its employees to disclose, Customer Information for any purpose other than for the performance of the Agreement. Upon termination of the Agreement, or at any time requested by the other party, the receiving party shall promptly return to the providing party, or destroy, all such Customer Information in its possession except for its business records. Each further agrees to implement and maintain an effective information security program to protect such Customer Information. The program shall include administrative, technical and physical safeguards to: (A) ensure the security and confidentiality of Customer Information; (B) protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and (C)

protect against unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to either party or its customers. If either party is not in compliance with the requirements regarding Customer Information, such party shall immediately advise the other party and take steps to correct the non-compliance, including protecting customers and the providing party against the consequences of any disclosure or use of Customer Information in violation of this Agreement.

Notwithstanding the above provisions in this Section 7.12, Buyer may disclose such information to its affiliates, rating agencies, dealers and investors and to the Approved Investor, after informing such parties of the confidential nature of such information.

Section 7.13 Non-Petition Agreement.  Notwithstanding anything to the contrary in this Agreement or any Purchase Request, each of Seller and Servicer covenants and agrees that it shall not, prior to the date which is one year and one day (or if longer, the applicable preference period then in effect) after the payment in full of all indebtedness of Buyer and any affiliate of Buyer which provides financing for the mortgage loans purchased by Buyer, acquiesce, petition or otherwise, directly or indirectly, invoke or cause Buyer to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against Buyer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Buyer or any substantial part of its property or ordering the winding up or liquidation of the affairs of Buyer. This Section 7.13 shall survive the termination of this Agreement.

Section 7.14 Limitations on Payment Liabilities.  Notwithstanding anything to the contrary in this Agreement or any Purchase Request, Buyer shall have no obligation to pay any amounts owing under this Agreement unless and until Buyer has received such amounts from the Mortgage Loans; provided that the foregoing shall not be deemed to excuse Buyer’s obligation to deliver funds to the Closing Agent pursuant to Section 3.02 above. In addition, Seller and Servicer hereby agree that Buyer shall have no obligation to pay to Seller or Servicer any amounts constituting fees, expenses or indemnities (collectively, “Expense Claims”) and that such Expense Claims shall not constitute a claim against Buyer (as defined in Section 101 of Title 11 of the United States Bankruptcy Code), unless or until Buyer has received amounts sufficient to pay such Expense Claims, and such amounts are not necessary to pay outstanding indebtedness of Buyer; provided, that Expense Claims shall not include Deferred Purchase Price or Buyer’s obligation to deliver funds to the Closing Agent pursuant to Section 3.02 or to release funds to the Seller pursuant to Section 3.06 above. This Section 7.14 shall survive the termination of this Agreement.

Section 7.15 No Tax Confidentiality.  Notwithstanding anything to the contrary set forth herein, any obligations of confidentiality contained herein shall not apply to the federal tax structure or federal tax treatment of any transaction referenced herein, and each party (and any employee, representative, or agent of any party) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of any transaction referenced herein; provided, however, that no party (and no employee, representation or other agent thereof) shall disclose any information that is not relevant to understanding the tax treatment or tax structure of such transactions (including the identity of, or any information that could lead another to determine the identity of any party, or employee, representative or agent of any party) except as otherwise permitted by Section 7.12. The preceding sentence is intended to cause this transaction to be treated as not having been offered under conditions of confidentiality for purposes of section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party acknowledges that it has no proprietary or exclusive rights to the federal tax structure of this transaction or any federal tax matter or federal tax idea related to any transaction referenced herein.

Section 7.16 Third-Party Beneficiary.  The Approved Investor is an express third-party beneficiary of this Agreement entitled to enforce the provisions hereof as if a party to this Agreement to the extent necessary to enforce remedies against Seller for breach of any representation, warranty or undertaking to Buyer by and from Seller that has been assigned to the Approved Investor.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, Buyer, Seller and Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BUYER		SELLER

KEMPS LANDING CAPITAL COMPANY, LLC		WALKER & DUNLOP, LLC

By:	/s/ J. E. Gorecki	By:	/s/ William Walker
	John E. Gorecki	Title:	President & CEO
Title:	Authorized Signer

SERVICER

WALKER & DUNLOP, LLC

		By:	/s/ William Walker
		Title:	President & CEO

Master Loan Purchase and Sale Agreement

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APPENDIX A

DEFINITIONS AND USAGE

1.             Table of Contents, Titles and Headings. The table of contents, titles and headings of the articles and sections of this Agreement have been inserted for convenience and reference only and are not to be considered a part hereof and shall not in any way modify or restrict any of the terms or provisions hereof and shall never be considered or given any effect in construing this Agreement or any provision hereof or in ascertaining intent, if any question of intent should arise.

2.             Interpretation. Unless the context requires otherwise, words of the masculine gender shall be construed to include correlative words of the feminine and neuter genders and vice versa, words of the singular number shall be construed to include correlative words of the plural number and vice versa, and “including” (and with the correlative meaning “include”) means including without limiting the generality of any description preceding such term. This Agreement, and all terms and provisions hereof, shall be liberally construed to effect the purposes set forth herein and to sustain the validity of this Agreement.

3.             Accounting Principles. Unless otherwise specified, (a) GAAP determines all accounting and financial terms and compliance with financial covenants, and, (B) otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period.

4.             Definitions.

“Acceptance Notice” means, with respect to any Mortgage Loan, written notice from the Approved Investor indicating that the Approved Investor has agreed to purchase such Mortgage Loan from Buyer in the event that such Mortgage Loan is originated by Seller and purchased by Buyer pursuant to this Agreement.

“Agency Approval” means, with respect to any Mortgage Loan that is a Conforming Agency Loan, Seller is approved as an approved seller/servicer (as the case may be) with respect to the Approved Investor.

“Agreement” means this Master Loan Purchase and Sale Agreement, and all exhibits, schedules, amendments and supplements hereto.

“Aggregate Repurchase Amount” means, at any time, the sum of all Repurchase Amounts for all Mortgage Loans Purchased from Seller and then owned by Buyer.

“Applicable Rate” means the Prime Rate of interest published from time to time by The Wall Street Journal, as such rate. In the event The Wall Street Journal publishes more than one Prime Rate of interest, the Prime Rate is defined to mean the higher Prime Rate of interest set forth therein. If at any time the Prime Rate increases or decreases, then the Applicable Rate hereunder shall be correspondingly increased or decreased, effective on said date. In the event that The Wall Street Journal abolishes or abandons the practice of publishing a Prime Rate, or should the same become unascertainable, Buyer shall designate a comparable reference rate

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which shall be deemed to be the Applicable Rate for purposes hereof. If for any reason the Applicable Rate is voided by a court of competent jurisdiction or if for any reason such court finds that the Applicable Rate is different from the Applicable Rate designated by Buyer, then the Applicable Rate shall be deemed to be the highest rate permitted by law.

“Approved Investor” means Federal Home Loan Mortgage Corporation, or any successor thereto.

“Approved Investor Eligibility Representations” means, with respect to any Mortgage Loan, the loan level representations and warranties with respect to such Mortgage Loan that Seller would make for the benefit of the Approved Investor if Seller were selling and delivering such Mortgage Loan directly to the Approved Investor pursuant to the related Purchase Commitment.

“Approved Investor Guides” means the Freddie Mac Multifamily Seller/Servicer Guide and the Freddie Mac Delegated Underwriting for Targeted Affordable Housing Guide and all amendments and additions thereto.

“Assignment of Leases” means, with respect to any Mortgage Loan, an assignment of leases, rents and profits or similar instrument executed by the related Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage” means an assignment of mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer or the Approved Investor, as applicable, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering the Mortgage Loans secured by Mortgaged Properties located in the same jurisdiction, if permitted by law.

“Business Day” means a day other than (i) a Saturday or Sunday and (ii) a day on which The Federal Reserve Bank of New York is authorized or obligated by law or executive order to remain closed.

“Buyer” is defined in the preamble to this Agreement.

“Closing Agent” means a Person closing a Mortgage Loan in escrow which is bonded by an Eligible Insurer pursuant to an approved Closing Protection Letter.

“Closing Agent Approval Documents” means the following documents and any other documents requested by Buyer from time to time:

(i)            Closing Agent application for each new Closing Agent;

(ii)           Errors and Omissions insurance policy declaration for each new Closing Agent (except for national title insurance company);

(iii)          Closing Protection Letter for each Mortgage Loan (except for national title insurance company);

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(iv)          Funds Recipient Agreement for each Mortgage Loan;

(v)           Title Insurance Commitment for the issuance of a policy of title insurance for each Mortgage Loan; and

(vi)          Escrow agent’s closing instruction letter, if any.”

“Closing Agent Standing Wire Instructions” means, with respect to any Mortgage Loan, the standing wire instructions to the Closing Agent set forth in the relevant Purchase Request for use when Buyer wires payment of the Seller Purchase Price for such Mortgage Loan.

“Closing Protection Letter” means a master letter from an Eligible Insurer pursuant to which such Eligible Insurer agrees to reimburse, indemnify and hold harmless Buyer and its assigns from any expense, cost, loss or liability incurred by Buyer or its assigns from the failure of the relevant Closing Agent to comply with the specific directions provided by Buyer, as well as any fraud, misallocation of funds, gross negligence and any similar impropriety on the part of such Closing Agent.

“Collections” means all monies (including any prepayments) received by Seller, Servicer or Buyer, in good, collected funds as principal, interest or other sums due on account of the Mortgage Loans acquired by Buyer, and also includes proceeds from sales of the such Mortgage Loans, whether to the Approved Investor or otherwise.

“Customary Servicing Procedures” means procedures (including collection procedures) that Servicer customarily employs and exercises in servicing and administering mortgage loans similar to the Mortgage Loans or as otherwise specified in this Agreement.

“Debtor Law” means any applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization, or similar debtor relief laws affecting the rights of creditors generally and general equitable principles from time to time in effect under the laws of any State applicable to each loan or under the laws of the United States.

“Default” is defined in Schedule V.

“Default Rate” means, for any day, an annual interest rate equal to the lesser of (a) the Applicable Rate plus 4% or (b) the maximum non-usurious rate of interest that, under applicable law, Buyer is permitted to contract for, charge, take, reserve, or receive if the Purchases were characterized by applicable law as financings.

“Deferred Purchase Price” means, with respect to a Mortgage Loan, an amount equal to (x) the actual cash proceeds received by Buyer from the sale of such Mortgage Loan minus (y) the related Repurchase Amount.

“Eligible Institution” means either (a) a federal or a state chartered depository institution or a trust company where the short term unsecured debt obligations of which have the highest short term ratings of a nationally recognized rating agency at the time any amounts are held on deposit therein, (b) a depository institution or a trust company where the short term unsecured debt obligations of which have the highest short term ratings of a nationally recognized rating agency at the time any amounts are held on deposit therein in which such accounts are insured by the FDIC and the SAIF (to the limits established by the FDIC or the SAIF) and the uninsured

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deposits in which accounts are otherwise secured such that Buyer has a claim with respect to the funds in such account or a perfected first-priority security interest against any collateral (which shall be limited to Eligible Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution or trust company in which such account is maintained, or (c) a trust account or accounts maintained with the trust department of a federal or state chartered depositary institution or trust company, acting in its fiduciary capacity.

“Eligible Insurer” at any time of determination, means a Qualified Insurer issuing a Closing Protection Letter and with respect to which Buyer has not previously given notice to Seller of its disapproval.

“Eligible Loan” means a Mortgage Loan originated (or to be originated) by Seller that is (i) subject to, and in compliance with, an effective Purchase Commitment and (ii) identified in an Acceptance Notice received by Buyer.

“FHA” means the Federal Housing Administration within the United States Department of Housing and Urban Development.

“Financials” means balance sheets, profit and loss statements, statements of cash flow, quarterly call reports, and any other financial statements, reports, or information reasonably specified by Buyer and to be provided by Seller pursuant to Schedule IV.

“Fitch” means Fitch, Inc. and any successor thereto.

“Flood Insurance Policy” means a policy or binder of insurance issued pursuant to the Federal Flood Insurance Act, as amended, or any other policy or binder providing similar coverage against loss sustained by floods.

“GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

“Ground Lease” means, with respect to any Mortgage Loan secured in whole or in part by the interest of the related Mortgagor as a lessee under a ground lease of the related Mortgaged Property, such ground lease, all written amendments and modifications, and any related estoppels or agreements from the ground lessor and, in the event the Mortgagor’s interest is a ground subleasehold, the related ground lease.

“Lien” means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind and any other arrangement for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners.

“Mandatory Delivery Date” means, with respect to any Mortgage Loan subject to a Purchase Commitment, the date by which Seller must deliver the related loan package to the Approved Investor, as specified in such Purchase Commitment.

“Master Purchase Agreement” means that certain Master Purchase Agreement, dated as of October 16, 2009, between Buyer and the Approved Investor.

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“Material Adverse Event” shall mean an event, act or condition which has a material adverse effect on (a) the property, business, operations, financial condition or prospects of Seller, (b) the ability of Seller to perform its obligations under this Agreement, (c) the validity or enforceability of this Agreement, or (d) the rights and remedies of Buyer under this Agreement.

“Minimum Interest Amount” means, with respect to any Mortgage Loan, an amount equal to the product of (i) the related Seller Purchase Price as of the related Purchase Date, (ii) the Pricing Rate and (iii) a fraction, the numerator of which is 30 and the denominator of which is 360.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, security deed or other instrument securing a Mortgage Loan which creates a Lien on a Mortgaged Property.

“Mortgage Documents” means, with respect to any Mortgage Loan, the documents described in Sections 2.02(a) and (b) and all other documents required to be included in the related “Final Delivery Package” (as such term is defined in the Approved Investor Guides).

“Mortgage Interest Rate” means, with respect to any Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan as provided under the related Mortgage Note.

“Mortgage Loan” means a mortgage loan identified and described in a Purchase Request. A Mortgage Loan includes the Mortgage Documents, scheduled monthly payments, principal prepayments, liquidation proceeds (whether upon initial foreclosure, final sale or otherwise), condemnation proceeds, insurance proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

“Mortgage Loan Buyer” means the Approved Investor, any other Securitization Vehicle or any other Person that is purchasing a Mortgage Loan from Buyer (other than by Seller under this Agreement).

“Mortgage Loan File” means the documents and information listed on Exhibit D, as it may be updated by Buyer from time to time.

“Mortgage Note” means the note or other evidence of indebtedness (including a lost note affidavit) of the Mortgagor under a Mortgage Loan and secured by the related Mortgage.

“Mortgaged Property” means real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor(s) on a Mortgage Note.

“NattyMac LLC” means NattyMac LLC, a Delaware limited liability company, an affiliate of Buyer.

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“Officer” means any duly authorized officer of Seller involved in, or responsible for, the sale of the Mortgage Loans whose name appears on a list furnished by Seller to Buyer, as such list may be amended from time to time.

“Outstanding Principal Balance” means, with respect to any Mortgage Loan and any date of determination, the outstanding principal balance of such Mortgage Loan on such date as reflected on Servicer’s mortgage loan servicing system in accordance with its Customary Servicing Procedures.

“Payment Account” means a non-interest bearing deposit account established by Seller with an Eligible Institution, as directed by Buyer, for the deposit of Seller Purchase Prices in immediately available funds by Buyer.

“Permitted Encumbrances” means, with respect to any Mortgaged Property, (i) the lien of the applicable local or other governmental authority for current-period real property taxes and assessments, (ii) those deeded covenants, conditions and restrictions, rights of way, easements, and other matters that are of public record and permitted pursuant to the Approved Investor Guides or approved by the Approved Investor in writing and (iii) the right of tenants (whether under Ground Leases, space leases or operating leases) at such Mortgaged Property to remain following a foreclosure or similar proceeding.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

“Pricing Rate” means the rate stated in the Term Sheet as the “Pricing Rate”. The Pricing Rate shall be computed daily on the basis of the actual number of days elapsed over a year assumed to be 360 days.

“Purchase” means the sale by Seller and purchase by Buyer of a Mortgage Loan, the related Purchase Commitment and related Mortgage Documents under this Agreement.

“Purchase Agreement Supplement” means, with respect to any Mortgage Loan, the document pursuant to which such Mortgage Loan is sold by Seller to Buyer, which may be prepared and sent electronically by Seller, shall be in the form of Annex 1 to Exhibit B and shall be attached as Annex 1 to the Purchase Request with respect to such Mortgage Loan.

“Purchase Commitment” means, with respect to a Mortgage Loan, a mandatory purchase commitment issued by the Approved Investor to Seller or an early rate lock application offer from Seller accepted by the Approved Investor, in each case, evidencing the commitment by the Approved Investor to purchase such Mortgage Loan from Seller.

“Purchase Commitment Amount” means, with respect to any Mortgage Loan subject to a Purchase Commitment, the purchase price set forth in the related Purchase Commitment at which the Approved Investor agrees to purchase such Mortgage Loan in accordance with its Purchase Commitment.

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“Purchase Date” means the date the Seller Purchase Price for a Mortgage Loan is paid by Buyer to the Payment Account, which shall be the later of (A) the first date on which each condition set forth in Section 2.01(a)(iii) is satisfied with respect to such Mortgage Loan and (B) such date as Seller shall have specified in the related Purchase Request.

“Purchase Request” means, with respect to any Mortgage Loan being offered for Purchase by Seller, a request, in appropriate data layout, in substantially in the form of Exhibit B, executed by an Officer of Seller and containing all of the information set therein, as such requested information may be amended from time to time in a notice from Buyer to Seller, specifying the relevant characteristics of such Mortgage Loan, including the Seller Purchase Price and a description of the related Purchase Commitment, and attaching a Purchase Agreement Supplement with respect to such Mortgage Loan as Annex 1 thereto.

“Qualified Insurer” means an insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided by the insurance policy or binder issued by it, and approved as an insurer by the Approved Investor.

“Repurchase” means, with respect to any Mortgage Loan, the transaction by which Seller remits the Repurchase Amount thereof to the Buyer in accordance with Section 3.05.

“Repurchase Amount” means, with respect to any Mortgage Loan at any date of determination, an amount equal to the result of: (a) the Seller Purchase Price of such Mortgage Loan, plus (b) the Minimum Interest Amount with respect to such Mortgage Loan, plus (c) if such date of determination is more than 30 days after the related Purchase Date, accrued and unpaid interest on such Mortgage Loan at the Pricing Rate from the date which is 30 days after the related Purchase Date through (but not including) such date of determination, plus (d) in the case of a Mortgage Loan subject to a Repurchase, any reasonable fees and expenses charged by other third parties and incurred by Buyer relating to the Repurchase of such Mortgage Loan, minus (e) Collections in respect of principal and interest received by Servicer from the related Mortgagor on such Mortgage Loan and deposited into the Settlement Account or otherwise remitted to Buyer on or prior to such date of determination.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw & Hill Companies, Inc. and any successor thereto.

“Securities” or “Securitization Securities” means any note, bond or pass-through certificate that is, directly or indirectly, secured by or representing an interest in a Portfolio of Mortgage Loans designated by Servicer.

“Securitization” or “Securitized” means a transaction in which a Portfolio of Mortgage Loans designated by Servicer is financed through or sold to a Securitization Vehicle, which vehicle issues Securities in the capital markets, or is exchanged for such Securities.

“Securitization Vehicle” means the Approved Investor or any trust, partnership, corporation, limited liability company, limited liability partnership or other state law entity that is created for the principal purpose of owning or holding a Mortgage Loan or pool of Mortgage Loans which are the subject of a Securitization.

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“Seller” is defined in the preamble to this Agreement.

“Seller Account” is defined in Section 3.06.

“Seller Purchase Price” means, at any time of determination, with respect to any Mortgage Loan subject to a Purchase Commitment, an amount that is equal to the lesser of (i) the Purchase Commitment Amount for such Mortgage Loan and (ii) the outstanding principal amount of such Mortgage Loan at such time.

“Servicer” is defined in the preamble to this Agreement.

“Servicing File” means all papers and records of whatever kind or description, whether developed or originated by Servicer or others, required to document or service the Mortgage Loan.

“Settlement Account” means a non-interest bearing deposit account established by Buyer with an Eligible Institution for the deposit of (i) payments from the Approved Investor and other Collections in respect of Mortgage Loans purchased and owned by Buyer and (ii) payments by Seller to Buyer.

“Solvent” means for any Person, that (a) the fair-market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its debts as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

“Stated Termination Date” means March 18, 2011, or such other date as agreed to by Seller and Buyer.

“Taxes” means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises, or assets.

“Term Sheet” means a term sheet, substantially in the form of Exhibit A, executed by Seller and Buyer.

“Title Policy” means a paid-up American Land Title Association (ALTA) Mortgagee’s title insurance policy or binder of the type of insurance acceptable to Buyer, naming Seller as the insured, issued by an Eligible Insurer insuring Seller and its successors and assigns as to the Lien of a Mortgage in an amount at least equal to the initial principal balance of the related Mortgage Loan.

“Transferred Assets” is defined in Section 2.01(a)(vii).

“UCC” means the Uniform Commercial Code as enacted in the State of New York or in effect from time to time in the specified jurisdiction.

“VA” means the U.S. Department if Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

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SCHEDULE I

SELLER ELIGIBILITY REPRESENTATIONS, WARRANTIES AND COVENANTS

1.             Representations, Warranties and Covenants Relating to Mortgage Loans. Seller represents and warrants to, and covenants with Buyer, with respect to itself and to each Mortgage Loan, as of the related Purchase Date:

(a)           Mortgage Loans as Described. The information set forth in the Purchase Request is true and correct in all material respects as of the date or dates that such information is specified therein.

(b)           Mortgage Loan Representations and Warranties. Each of the representations and warranties as to such Mortgage Loan as set forth in Section 2 below is true and correct.

(c)           Perfection Representations. The Perfection Representations in Schedule II shall be a part of this Agreement for all purposes.

(d)           Anti-Money Laundering Laws and OFAC. Seller (i) has complied with all applicable anti-money laundering laws and regulations, including the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); (ii) has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws; (iii) has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question; and (iv) maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

(e)           Fidelity Bond. Seller has, and will maintain, at its own expense, a fidelity bond with broad coverage and an errors and omissions policy in the amount and with the coverage required by Buyer. Seller shall furnish proof of such coverage at or before selling Mortgage Loans to Buyer, and thereafter at Buyer’s request, no less frequently than once each year.

(f)            Insurer. The applicable insurer is an insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided by the insurance policy or binder issued by it, and approved as an insurer by the Approved Investor.

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(g)           Insurance. Seller maintains (i) with financially sound, responsible, and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance with respect to its business operations and with respect to its properties used in its business and against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses or as agreed to in the Term Sheet, and (ii) with respect to the Mortgage Loans with financially sound, responsible and reputable title insurance companies, which are duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the title insurance business and to write the title insurance provided by the title insurance policy or binder issued by it, and approved as an insurer by the Approved Investor.

(h)           Full Disclosure. All information furnished, or to be furnished, by Seller to Buyer in connection with this Agreement is true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified. No Mortgage Document, information, certificate of an Officer, statement furnished in writing, or report required hereunder, delivered to Buyer or its agents in connection with this Agreement or any Transferred Asset shall contain any untrue statement of a material fact or omit to state a material fact necessary to make the Mortgage Document, information, certificate, statement or report not misleading.

2.             Eligibility Representations. Seller hereby represents and warrants to Buyer, as to each Mortgage Loan (except as otherwise specified below), as of the related Purchase Date and at all times thereafter until and including such time as such Mortgage Loan is sold to a Mortgage Loan Buyer in accordance with the terms hereof, as follows:

(a)           Each Mortgage Loan is an Eligible Loan.

(b)           Each Mortgage creates a valid lien on, or a perfected security interest with respect to the Mortgaged Property securing the related Mortgage Note (subject only to Permitted Encumbrances).

(c)           In the case of each Mortgage Loan, any and all requirements of any Federal, state, local law, regulation or order, including usury, applicable to such Mortgage Loan have been complied with

(d)           In the case of each Mortgage Loan, to the Seller’s knowledge after the exercise of reasonable diligence, all information supplied by, on behalf of, or concerning the related Mortgagor is true, accurate and complete in all material respects and does not contain any statement that is or will be inaccurate or misleading in any material respect.

(e)           Each imaged Mortgage Document represents a true, complete, and correct copy of the original Mortgage Document in all respects, including all signatures conforming with signatures contained in the original Mortgage Document, no information having been added or deleted, and no imaged Mortgage Document having been manipulated or altered in any manner. Each imaged Mortgage Document is clear

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and legible, including accurate reproductions of photographs. No original Mortgage Documents have been or will be altered in any manner.

(f)            As of the related Purchase Date, no payment of principal and/or interest on any Mortgage Loan is more than zero days past the date late charges would be assessed as of the Purchase Date and no Mortgage Loan has been so delinquent more than once in the 12-month period prior to the related Purchase Date.

(g)           The information set forth in the related Mortgage Loan schedule with respect to each Mortgage Loan is true and correct in all material respects at the date or dates respecting which such information is furnished.

(h)           The origination and collection practices used by Seller with respect to each Mortgage Note and Mortgage are in all respects legal and to the Seller’s knowledge after the exercise of reasonable diligence, have been conducted in accordance with the Approved Investor Guides. Each Mortgage Loan will be serviced by Seller in accordance with the terms of the related Mortgage Note.

(i)            To Seller’s knowledge after the exercise of reasonable diligence, no Purchase Commitment, as assigned to Buyer hereunder as of its related closing date, is subject to any right of rescission, set-off, counterclaim or defense that would prevent Buyer (or Seller or Buyer’s assignees, acting on its behalf) from exercising the rights of Seller with respect to such Purchase Commitment, as assigned to Buyer hereunder.

(j)            In the case of each Mortgage Loan, Seller has provided Buyer all information required to be delivered in Schedule I and all such information is true, accurate and complete in all respects.

(k)           To Seller’s knowledge after the exercise of reasonable diligence, each Mortgage Loan complies with a Purchase Commitment.

(l)            In the case of each Mortgage Loan, to the Seller’s knowledge, after the exercise of reasonable diligence, all origination information and data provided by Seller with respect to such Mortgage Loan is true and correct as of the origination date.

(m)          In the case of each Mortgage Loan, Seller has not committed any negligent act or omission that has had an adverse effect on the value of the related Mortgage or Mortgaged Property.

3.             Additional Representations. In addition, notwithstanding any duplication of the representations and warranties set forth above, the Seller hereby makes, as to each Mortgage Loan, as of the related Purchase Date and at all times thereafter until and including such time as such Mortgage Loan is sold to a Mortgage Loan Buyer in accordance with the terms hereof, each of the representations and warranties with respect to such Mortgage Loan that Seller would make for the benefit of the Approved Investor if Seller were selling and delivering such Mortgage Loan directly to the Approved Investor pursuant to the related Purchase Commitment, including, without limitation, each of the representations and warranties set forth in the Approved Investor Guides during such period which are applicable to such Mortgage Loan; provided, however, that

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to the extent such representations and warranties relate to the creditworthiness of the related Mortgagor, Seller hereby makes such representations and warranties solely as of the related Purchase Date.

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SCHEDULE II

PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in the Master Loan Purchase and Sale Agreement (this “Agreement”), to induce Buyer to enter into this Agreement, Seller hereby represents, warrants, and covenants to Buyer as follows, on the date hereof and on each applicable Purchase Date hereafter:

General

1.             This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in Seller’s rights, title and interest in all Mortgage Loans accepted by Buyer for purchase under this Agreement, including the related contractual rights and all collateral related thereto now existing or hereafter arising in favor of Buyer, which security interest is prior to all other Liens (other than Permitted Encumbrances), and is enforceable as such as against creditors of and purchasers from Seller.

2.                The Mortgage Loans transferred by Seller to Buyer constitute “instruments” or “payment intangibles” and the related contractual rights constitute “general intangibles” within the meaning of the UCC as in effect in the State of New York.

3.             The Settlement Account, the Seller Account and all subaccounts thereof constitute either deposit accounts or securities accounts.

4.                The securities intermediary for the Settlement Account and the Seller Account has agreed to treat all assets credited to the Settlement Account and the Seller Account as “financial assets” within the meaning of the applicable UCC.

Creation

5.             With regard to those Mortgage Loans sold by Seller to Buyer hereunder, immediately prior to the transfer of the Mortgage Loans by Seller to Buyer, Seller owned and had good and marketable title to such Mortgage Loans and related contractual rights free and clear of any Lien, claim or encumbrance of any Person (other than Permitted Encumbrances).

6.             Seller has received or will receive prior to the time of sale all consents and approvals to the sale of Mortgage Loans and the related contractual rights to Buyer required by the terms of such Mortgage Loans and related contractual rights.

7.             To the extent properly credited to the Settlement Account, the Seller Account or subaccounts thereof constitute security entitlements, certificated securities or uncertificated securities, Seller has received all consents and approvals required to transfer to Buyer its interest and rights in the Settlement Account and the Seller Account.

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Perfection

8.             Seller has caused or will have caused, within ten days after the effective date of this Agreement, the filing of all appropriate UCC financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect in accordance with the UCC the security interest in the Mortgage Loans and related contractual rights granted by Seller to Buyer under this Agreement. Such financing statement shall describe such Mortgage Loans and related contractual rights and contain a statement that: “A purchase of or acquisition of a security interest in any collateral described in this financing statement will violate the rights of the Secured Party.”

9.             With respect to the Settlement Account, the Seller Account and all subaccounts that constitute deposit accounts, either:

(a)           Seller has delivered to Buyer and its assigns a fully-executed agreement pursuant to which the bank maintaining the deposit accounts has agreed to comply with all instructions originated by Buyer or its assigns directing disposition of the funds in the Settlement Account and the Seller Account without further consent by Seller; or

(b)           Seller has taken all steps necessary to cause Buyer or its assigns to become the sole “customer” (within the meaning of Section 9-104 of the UCC) of the bank with respect to each of the Settlement Account and the Seller Account.

10.           With respect to the Settlement Account, the Seller Account or subaccounts thereof that constitute securities accounts or security entitlements, either:

(a)           Seller has delivered to Buyer a fully-executed agreement pursuant to which the securities intermediary has agreed to comply with all instructions originated by Buyer or its assigns relating to the Settlement Account and the Seller Account without further consent by Seller; or

(b)           Seller has taken all steps necessary to cause the securities intermediary to identify in its records Buyer or its assigns as the person having a security entitlement against the securities intermediary in the Settlement Account and the Seller Account.

Priority

11.           Other than the transfer of the Mortgage Loans and the related contractual rights to Buyer under this Agreement, Seller has not pledged, assigned, sold, granted a security interest in, or otherwise encumbered or conveyed any of the Mortgage Loans. Seller has not authorized the filing of, or is not aware of any UCC financing statements against itself or Buyer that include a description of collateral covering the Mortgage Loans, other than any UCC financing statements (i) relating to the sale of Mortgage Loans by Seller to Buyer under this Agreement or (ii) that have been terminated.

12.           Seller is not aware of any judgment, ERISA or tax lien filings against itself.

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13.                None of the instruments that constitute or evidence the Mortgage Loans transferred by Seller has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than Buyer or the Approved Investor under this Agreement.

14.                Neither the Settlement Account, the Seller Account nor any subaccount thereof is in the name of any Person other than Buyer or in the name of its nominee. Seller has not consented for the securities intermediary or bank of each of the Settlement Account and the Seller Account to comply with entitlement orders or other instructions of any person other than Buyer.

Survival of Perfection Representations

Notwithstanding any other provision of this Agreement, the Perfection Representations contained in this Schedule II shall be continuing, and remain in full force and effect (notwithstanding any termination of any of this Agreement) until such time as all of Seller’s obligations have been finally and fully paid and performed.

No Waiver

The parties to this Agreement shall not waive any of the Perfection Representations, and shall not waive a breach of any of the Perfection Representations.

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SCHEDULE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

1.             Representations, Warranties and Covenants of Buyer. Buyer represents and warrants to, and covenants with, Seller that, as of the date hereof and each Purchase Date:

(a)           Due Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)           Due Authorization; Enforceability. This Agreement to which Buyer is a party, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(c)           No Conflicts. The execution and delivery by Buyer of this Agreement, and all documents or instruments contemplated hereby which Buyer has executed and delivered and its performance of and compliance with the terms of this Agreement will not violate Buyer’s limited liability company agreement or certificate of formation, and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which Buyer is a party or by which Buyer or to which any property or assets of Buyer is subject.

2.             Representations, Warranties and Covenants of Seller. Seller represents and warrants to, and covenants with, Buyer that, as of the date hereof and each applicable Purchase Date:

(a)           Due Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Seller is licensed and qualified to transact the mortgage origination business, in accordance with accepted practice and prudent guidelines, in, and is in good standing under the laws of, each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such licensing and qualification or is otherwise not required under applicable law to effect such licensing and qualification and no demand for such licensing or qualification has been made upon Seller by any state having jurisdiction, and in such event Seller is or will be in compliance with the laws of any state to the extent necessary to insure the enforceability of each Mortgage Loan.

(b)           Due Authorization; Enforceability. The execution and delivery of this Agreement by Seller and the performance by Seller of the obligations to be performed by it hereunder have been duly authorized by any necessary corporate or other

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similar action. Seller has the full legal power, right and actual authority to hold each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement; including the ability to effect a valid and enforceable assignment of all of Seller’s rights, title and interest under the Mortgage Notes, Mortgages, and the other Mortgage Documents. This Agreement and each assignment in blank by Seller to Buyer of a Mortgage or Assignment of Leases (assuming the insertion of Buyer’s name), when duly executed and delivered by Seller, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(c)           Compliance with Constituent Documents. Neither the execution and delivery of this Agreement, the origination of the Mortgage Loans by Seller, the sale of the Transferred Assets to Buyer, the consummation of the transactions contemplated by this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will violate Seller’s charter, limited liability operating agreement, or other governing or constituent documents.

(d)           No Conflicts. The execution and delivery of this Agreement by Seller and the performance by Seller of the obligations to be performed by it hereunder do not, and will not, (i) violate any provision of law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Seller, or (ii) result in a breach of or constitute a default or potential default (or an event which with notice or lapse of time, or both, would constitute a default or potential default) under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Seller is a party or by which it or its properties or assets may be bound or affected. All parties that have had any interest in the Mortgage Loans, whether as mortgagee, assignee or pledgee are (or during the period in which they held and disposed of such interest, were) in compliance with all applicable licensing requirements of the federal, state, and local government wherein the Mortgaged Property is located.

(e)           Litigation. There are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against or affecting Seller or the properties of Seller before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Seller, would materially and adversely affect the sale of the Transferred Assets to Buyer, the execution, delivery or enforceability of this Agreement, or have a material adverse effect on the financial condition, properties or operations of Seller.

(f)            No Consent Required. No consent, approval, authorization, exemption or order of, or notice to or registration or filing with, any court or governmental agency, authority or administrative or regulatory body is required for the execution, delivery and performance by Seller of or compliance by Seller with this Agreement, the delivery of the Mortgage Documents to Buyer, the sale of the Transferred

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Assets to Buyer or the consummation of the transactions contemplated by this Agreement.

(g)           No Bulk Transfer. The transfer, assignment and conveyance of the Transferred Assets by Seller pursuant to this Agreement is not subject to the bulk transfer or any similar statutory provision in effect in any applicable jurisdiction. Seller is not transferring the Transferred Assets with an actual intent to hinder, delay or defraud any of its creditors.

(h)           No Broker. Seller has not employed or otherwise engaged any broker or finder in connection with the negotiation or execution of this Agreement; nor has Seller conducted any negotiations with respect to this Agreement nor with respect to the transactions contemplated by this Agreement or otherwise taken any actions, in such a manner as to give rise to any claims(s) against Buyer for any brokerage commission, finder’s fee or similar payment.

(i)            Solvency. On the date of each Purchase, Seller is Solvent, the sale of the Transferred Assets will not cause Seller to become insolvent and Seller is not aware of any pending insolvency. The consideration received by Seller upon the sale of the Transferred Assets under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans.

(j)            Transactions with Affiliates. Seller is not a party to a material transaction with any of its affiliates except transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its affiliate.

(k)           Taxes. All tax returns (including income, payroll and other) of Seller required to be filed have been filed (or extensions have been granted) before delinquency, except for returns for which the failure to file is not a material adverse event, and all Taxes imposed upon Seller that are due and payable have been paid before delinquency.

(l)            Property and Liens. Seller has good and marketable title to all its property reflected on its most recent Financials except for property that is obsolete or that has been disposed of in the ordinary course of business or, after the date of this Agreement, as otherwise permitted by this Agreement all Transferred Assets are free and clear of any Liens and adverse claims of any nature.

(m)          Chief Executive Office. The principal place of business and chief executive office of Seller is located and has been located within the State of Maryland since its formation. The “location” of Seller as defined in the UCC is in the State of Delaware.

(n)           No Prior Names. The exact legal name of Seller is, and since its formation has been, the name set forth for it on the signature page hereto, unless otherwise disclosed to Buyer.

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3.             Representations, Warranties and Covenants of Servicer. Servicer represents and warrants to, and covenants with, Buyer that, as of the date hereof and each applicable Purchase Date:

(a)           Servicer has complied with all applicable laws relating to licensing, qualification to do business and approval to service Mortgage Loans.

(b)           In the case of each Mortgage Loan, the excess of the Mortgage Interest Rate over the Pricing Rate is at least equal to the amount of interest income that the related Purchase Commitment provides may be retained by Servicer as compensation for servicing such Mortgage Loan.

(c)           The execution and delivery by Servicer and its performance of and compliance with the terms of this Agreement will not violate any term or condition of Servicer’s charter or bylaws, any agreement or instrument to which Servicer is a party or any judgment, order or regulation to which Servicer is subject.

(d)           In the case of each Mortgage Loan, any action taken by it when enforcing the rights of the holder of the related Mortgage or Servicer under the related Mortgage Documents will not violate the terms of any covenant in the related Mortgage Documents.

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SCHEDULE IV

COVENANTS

1.             Covenants of Seller. Seller covenants and agrees that, unless otherwise consented to by Buyer, from and after the date hereof and until the date when all Mortgage Loans purchased hereunder have been sold or repurchased:

(a)           Reporting Requirements.  Seller shall furnish, or cause to be furnished, to Buyer the following, all in form and detail reasonably satisfactory to Buyer:

(i)                Annual Financials of Seller. Promptly when available, but within ninety (90) days after the end of each fiscal year of Seller, Financials of Seller as of the close of such fiscal year, accompanied by the related report prepared by independent certified public accountants reasonably acceptable to Buyer and stating that those statements were prepared according to GAAP applied on a basis consistent with prior periods except for such changes in GAAP concurred in by Seller’s independent public accountants;

(ii)               Quarterly Financial Statements of Seller. Within forty-five (45) days after the end of each calendar quarter, Seller’s unaudited quarterly Financials;

(iii)              Compliance Certificate. Simultaneously with the delivery of the reports described in clauses (i) and (ii) above, a compliance certificate, certified by an Officer of Seller to be true and correct, certifying that such financial statements fairly present the financial condition and the results of operations of Seller on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments; (iii) stating that Seller is in compliance with all covenants in this Schedule IV, and containing the calculations evidencing such compliance; (iv) stating whether any Event of Default exists on the date of such certificate and, if any Event of Default then exists, setting forth the details thereof and the action which Seller is taking or proposes to take with respect thereto.

(iv)             Notices. Promptly upon becoming aware thereof, notice of (A) the commencement of, or any determination in, any legal, judicial or regulatory proceedings, (B) any dispute between Seller and any governmental or regulatory body, (C) any event or condition, which, in any case of (A) or (B), if adversely determined, would have a material adverse effect on (1) the validity or enforceability of this Agreement, (2) the financial condition or business operations of Seller or (3) the ability of Seller to fulfill its obligations under this Agreement, (D) any material adverse change in the business, operations, prospects or financial condition of Seller, including the insolvency of Seller; (E) any fraud discovered with respect to any Eligible Loan or (F) any material adverse change in Seller’s relationship with the Approved Investor.

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(v)              Other Information. Promptly upon reasonable request by Buyer, information (not otherwise required to be furnished under this Agreement) respecting the business affairs, assets, and liabilities of Seller and opinions, certifications, and documents in addition to those mentioned in this Agreement;

(b)           Books and Records. Seller shall maintain books, records, and accounts necessary to prepare Financials according to GAAP;

(c)           Inspections. Upon reasonable request but subject to any confidentiality requirements imposed by this Agreement or by law, Seller shall allow Buyer, or its representatives to review reports, files, and other records relating to the Transferred Assets and the servicing thereof and to make and take away copies, to conduct tests or investigations, and to discuss any of its affairs, conditions and finances with its directors, officers, or representatives from time to time during reasonable business hours; provided, that if a Default exists, Buyer may inspect Seller’s Mortgage Loan files at any time;

(d)           Taxes. Seller shall promptly pay when due any and all Taxes other than Taxes of which the failure to pay would not have a material adverse effect or which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien have been and continue to be stayed;

(e)           Maintenance of Existence, Assets, and Business. Seller shall (A) maintain its legal existence and good standing in its state of organization and its authority to transact business in all other states where failure to maintain its authority to transact business would have a material adverse effect, and (B) maintain all licenses, permits, and franchises necessary for its business where failure to do so would have a material adverse effect;

(f)            Insurance. Seller shall (a) maintain with financially sound, responsible and reputable insurers, insurance with respect to its assets and business against such liabilities, casualties, risks, and contingencies and in such types and amounts, including a fidelity bond and an errors and omissions policy in a minimum amount of $3,000,000 in form and with the coverages, with a company, and with respect to such individuals or groups of individuals, as shall satisfy prevailing Agency requirements applicable to a qualified mortgage institution and otherwise as is customary in the case of Persons engaged in the same or similar businesses and similarly situated, (b) with respect to the Mortgage Loans maintain with financially sound, responsible and reputable title insurance companies, which are duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the title insurance business and to write the title insurance provided by the title insurance policy or binder issued by it, and approved as an insurer by the Approved Investor and (c) upon Buyer’s request, furnish to Buyer from time to time (i) a summary of its insurance coverage, in form and substance satisfactory to Buyer, and (ii) copies of the applicable policies;

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(g)           Purchase Commitments. Seller shall perform and observe in all material respects each of the provisions of each Purchase Commitment on its part to be performed or observed and cause all things to be done that are necessary to have the Mortgage Loan and Mortgage Documents covered by such Purchase Commitment comply with its respective requirements;

(h)           Limitation on Mergers, Issuance of Securities. Seller will not (i) merge or consolidate with or into any other Person, or (ii) issue any additional membership interests or other securities or any options, warrants or other rights to acquire such additional interests or other securities, without giving Buyer prior written notice;

(i)            Limitation on Dividends and Redemption. Seller will not directly, or indirectly, make any capital contribution to or purchase, redeem, acquire or retire any securities in any Person (whether such interests are now or hereafter issued, outstanding or created), or cause or permit any reduction or retirement of the membership interests of Seller without giving Buyer prior written notice. Seller may declare or pay any dividends on or make any other distribution in respect of any interest in it, so long as the net worth requirement set forth in the Term Sheet is met;

(j)            Agency Approval. Seller shall take all necessary action to maintain its Agency Approvals at all times during the term of this Agreement. If, for any reason, Seller ceases to maintain such Agency Approvals, Seller shall promptly and immediately notify Buyer;

(k)           Monetary Obligations. Seller shall satisfy any monetary obligations owed by Seller to Buyer that do not have a specified payment date in the Agreement within two (2) Business Days of demand therefor;

(l)            Indemnification Payments. Seller shall notify Buyer of payments made by Seller to the Approved Investor under any repurchase or indemnification obligations relating to the Transferred Assets;

(m)          Approved Investor Seller/Servicer. Seller shall maintain its status as an Approved Investor approved seller/servicer at all times;

(n)           Compliance with Law. Seller shall comply in all material respects with all laws, rules, regulations, and all orders of any governmental authority; and

(o)           Net Worth. Seller shall maintain a minimum adjusted net worth of $2,000,000 and minimum liquid assets of $200,000, each as calculated in accordance with Sections 3.3 (b) and (c) of the Freddie Mac Multifamily Seller/Servicer Guide.

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SCHEDULE V

DEFAULTS AND REMEDIES

1.             Default. The term “Default” means the existence or occurrence of any one or more of the following:

(a)           Obligation. Seller fails to pay any obligation when due under this Agreement.

(b)           Covenants. Seller or Servicer fails to punctually and properly perform, observe, and comply with any covenant, agreement, or condition contained herein, and that failure continues for a period of five (5) calendar days after Seller or Servicer, as applicable, has, or, with the exercise of reasonable investigation, should have, notice of it.

(c)           Misrepresentation. Any representation or warranty made by or on behalf of Seller or Servicer in this Agreement or other writing by Seller or Servicer, as applicable, and furnished in connection with this Agreement, proves to have been incorrect or misleading in any material respect as of the date made or deemed made.

(d)           Debtor Law. Seller (i) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Law, or (ii) becomes a party to or is made the subject of any proceeding provided for by any Debtor Law.

(e)           Judgments. Seller fails to pay any money judgment against it at least ten days prior to the date on which any of the assets of Seller may be lawfully sold by the judgment creditor to satisfy that judgment.

(f)            Attachments. Seller fails to have discharged within a period of thirty (30) days after the commencement thereof, any attachment, sequestration, or similar proceeding against any of the assets of Seller.

(g)           Unenforceability. Any material provision of this Agreement for any reason ceases to be in full force and effect or is fully or partially declared null and void or unenforceable or the validity or unenforceability of this Agreement is challenged or denied by Seller.

(h)           Change of Control. Seller fails to provide advance notice of any “change of control” of Seller or any change in the CEO, CFO or COO of Seller. “Change of Control” shall mean if any person not currently a member of the Seller shall possess, directly or indirectly, the power to direct or cause the direction of the management and policies of Seller, whether through the ownership of voting securities, by contract or otherwise.

(i)            Agency Qualifications Seller ceases to be an eligible lender, issuer, seller or servicer for the Approved Investor, (ii) any Agency imposes any sanctions upon Seller resulting in a material adverse effect, (iii) any Agency terminates or revokes

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Seller’s right to service for such Agency, or (iv) any Agency initiates any transfer of servicing from Seller.

2.             Remedies. Upon the occurrence of a Default, Buyer may do any one or more of the following: reduce any claim to judgment; foreclose upon or otherwise enforce any Liens; commence termination of all the rights and obligations of Servicer under this Agreement, notify the applicable Mortgagors of Servicer’s termination, and exercise any other rights in this Agreement, at law, in equity, or otherwise that Buyer may direct.

3.             Right of Offset. Seller hereby grants to Buyer a right of offset, to secure Seller’s obligations hereunder, upon any and all monies, securities, or other property of Seller, and the proceeds therefrom now or hereafter held or received by or in transit to Buyer from or for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or special, time or demand, provisional or final) and credits of Seller, and any and all claims of Seller against Buyer at any time existing. Upon the occurrence of any Default, Buyer is authorized at any time and from time to time, without notice to Seller, to offset, appropriate, and apply any and all of those items against Seller’s obligations. Notwithstanding anything in this Section 3 or elsewhere in this Agreement to the contrary, Buyer shall not have any right to offset, appropriate, or apply any accounts of Seller which consist of escrowed funds (except and to the extent of any beneficial interest which Seller have in such escrowed funds) which have been so identified by Seller in writing at the time of deposit thereof.

4.             Performance by Buyer. Should any covenant, duty, or agreement of Seller or Servicer fail to be performed according to the terms of this Agreement or of any said document delivered under this Agreement, Buyer may, at its option, after notice to Seller or Servicer, as the case may be, perform, or attempt to perform, such covenant, duty, or agreement on behalf of Seller or Servicer. In such event, Seller or Servicer, as the case may be, shall, at the request of Buyer, promptly pay any amount reasonably expended by Buyer in such performance or attempted performance to Buyer at its principal place of business, together with interest thereon at the Default Rate from the date of such expenditure by Buyer until paid. Notwithstanding the foregoing, it is expressly understood that Buyer does not assume and shall never have, except by express written consent of Buyer, any liability or responsibility for the performance of any duties of Seller or Servicer under this Agreement or under any other document delivered under this Agreement.

5.             Cumulative Rights. All rights available to Buyer under this Agreement or under any other document delivered under this Agreement shall be cumulative of and in addition to all other rights granted to Buyer at law or in equity whether or not Buyer shall have instituted any suit for collection, foreclosure, or other action in connection with this Agreement or any other document delivered under this Agreement.

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